Exhibit (b)(1)

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York 10036

March 26, 2010

Intersil Corporation

1001 Murphy Ranch Road

Milpitas, CA 95035

Attention:  Jonathan Kennedy, Chief Financial Officer

Project Thor

Commitment Letter

$390,000,000 Senior Secured Term Loan Facility

Ladies and Gentlemen:

Intersil Corporation (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, “we”, “us” or the “Commitment Party”) that you intend to form a wholly owned subsidiary (the “MergerSub”) to acquire 100% of the outstanding capital stock of Techwell, Inc. (the “Target”) pursuant to a tender offer (the “Tender Offer”) followed by a merger (the “Merger” and, together with the Tender Offer, the “Acquisition”), in each case pursuant to that certain merger agreement (the “Acquisition Agreement”) among you, MergerSub and the Target. After giving effect to the Acquisition, Target will become a wholly-owned subsidiary of the Borrower. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total funding required to effect the Acquisition, to repay and redeem existing indebtedness of the Borrower and its subsidiaries (the “Refinancing”) and to pay the fees and expenses incurred in connection therewith shall be provided solely from:

(a) the incurrence by the Borrower of a senior secured term loan facility in the amount of $390,000,000 (the “Term Loan Facility”) as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bank Term Sheet”); and

(b) cash on hand at the Borrower, the Target and their subsidiaries.

We further understand that a revolving credit facility in the amount of up to $75,000,000 as described herein may also be required to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries.

The Acquisition, the entering into of the Term Loan Facility, the initial borrowing on the Closing Date, the borrowing at the closing date of the Merger (the “Merger Closing Date”), if any, and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.” No other financing will be required for the Transactions.

1. Commitments. The Commitment Party is pleased to commit to provide 100% of the Term Loan Facility subject to and on the terms and conditions set forth herein and in the Bank Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet,” and together with the Bank Term Sheet, the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”). It is agreed that MSSF shall act, except as expressly set forth below, as sole and exclusive lead arranger, bookrunner and syndication agent for the Term Loan Facility (in such capacity, the “Lead Arranger”) and as administrative agent for the Term Loan Facility (in such capacity, the “Administrative Agent”). It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Term Loan Facility outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Term Loan Facility, in each case unless you and we so agree; provided that no later than two weeks following the execution and delivery of the Acquisition Agreement, you may appoint one financial institution mutually agreeable to us and to you (including that certain financial institution previously identified to you) as a joint bookrunner (in such capacity, the “Joint Bookrunner”) with an economic fee/allocation of no greater than 30% of the Term Loan Facility so long as (i) the Joint Bookrunner or its affiliate enters into a joinder agreement to this Commitment Letter pursuant to which the Joint Bookrunner or its affiliate commits to provide up to 30% of the Term Loan Facility on the same terms and conditions as our commitment hereunder (such commitment shall be on a several and not joint basis with our commitment) and (ii) MSSF and its affiliates will have “top” placement on all marketing materials relating to the Term Loan Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books.

You agree that the closing date of the Tender Offer, including the concurrent closing of the Term Loan Facility (the “Closing Date”), shall be a date mutually agreed upon between you and us, but in any event shall not occur until all of the terms and conditions in this Commitment Letter (including the conditions to initial funding) have been satisfied. The terms of this commitment are not limited to those set forth in this Commitment Letter. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties. The commitment and other obligations of the Commitment Party hereunder are subject to the satisfaction of the following conditions:

(a) the negotiation, execution and delivery of definitive loan documentation for the Term Loan Facility (the “Financing Documentation”), in form and substance reasonably satisfactory to the Commitment Party and its counsel, including without limitation credit agreements, security agreements, guaranties and other documentation reflecting, among other things, the terms and conditions set forth herein and in the Term Sheets;

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(b) the absence of Material Adverse Effect since December 31, 2009. “Material Adverse Effect” shall mean any event, violation, inaccuracy, circumstance or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Borrower, the Target and their respective subsidiaries, taken as a whole, or (ii) the ability of the Borrower, the Target and their respective subsidiaries, taken as a whole, to consummate the Transactions, in each case, with respect to clause (i) above, except to the extent that such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such material adverse effect has occurred, with respect to clause (i) above, or would reasonably be expected to occur: (A) any failure by the Borrower, the Target, or their respective subsidiaries to meet projections, forecasts or analyst expectations for any period (or for which revenues or earnings are released) on or after the date of the Acquisition Agreement, in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying reason for such failure; (B) any decrease in the market price of shares of common stock of the Borrower or the Target (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on the Borrower or the Target); (C) changes or events arising out of the announcement of the transactions contemplated by, or compliance with the terms of, the Acquisition Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (D) conditions, events or circumstances affecting the industries in which the entity participates, the U.S. economy as a whole or foreign economies in any locations where the entity has material operations or sales except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities; (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately affect any of the Borrower, the Target, and their respective subsidiaries as compared to other companies affected by the change in Legal Requirements or GAAP; (F) any litigation brought or otherwise threatened by stockholders of the Borrower or the Target (whether on behalf of the Borrower or the Target or otherwise) in respect of the announcement of the Acquisition Agreement or the transactions contemplated thereby, including consummation of the Acquisition; (G) any actions taken or announced by MergerSub or any actions taken or announced by the Borrower or the Target at the prior written request of MergerSub; or (H) the failure by MergerSub to comply with the terms of or take actions required by the Acquisition Agreement. For purposes of the definition of Material Adverse Effect, (x) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market), and (y) “Governmental Body” shall mean any (1) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign or other government or (3) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal);

(c) the accuracy and completeness of all representations and warranties that you make to the Commitment Party in this Commitment Letter;

(d) the Closing Date shall not occur less than 19 calendar-days after you have approved the final version of the confidential information memorandum referred to in clause (b) below under the heading “Syndication”; and

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(e) satisfaction of the other conditions set forth in the Term Sheets and all other covenants or agreements set forth in this Commitment Letter and the Fee Letter.

Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Target, its subsidiaries and its businesses, the accuracy of which shall be a condition to availability of the Term Loan Facility on the Closing Date and the Merger Closing Date, if applicable, shall be (A) such of the representations made by the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Term Loan Facility on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied, it being understood that (w) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filings (each as defined below), to the extent any Collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date but may instead be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (x) with respect to perfection of security interests in UCC Filing Collateral and IP Filings, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements and intellectual property security agreements to the collateral agent or it irrevocably authorize and to cause the applicable guarantors to irrevocably authorize the collateral agent to file necessary UCC financing statements and IP security agreements, (y) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to use commercially reasonable efforts to deliver to the collateral agent Stock Certificates (to the extent certificated) together with undated stock powers in blank and (z) except as expressly set forth in the preceding clause (i) or (ii), nothing herein shall be construed to limit the applicability of the individual conditions expressly set forth in this Commitment Letter or the Term Sheets. For the avoidance of doubt, no pledge on any stock, or lien on any assets, of Target or any of its subsidiaries shall be granted until 100% of the Target’s stock is owned by Borrower. For purposes hereof, “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents, law or contracts, solvency, Federal Reserve margin regulations, Investment Company Act, Patriot Act, status of the Term Loan Facility as senior debt and validity, priority and perfection of security interests (subject to the limits set forth in the preceding sentence), (2) “UCC Filing Collateral” means Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (3) “IP Filings” means Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing with the U.S. Patent and Trademark Office or Copyright Office and (4) “Stock Certificates” means Collateral consisting of stock certificates (to the extent certificated) representing capital stock of the Borrower and its subsidiaries required as Collateral pursuant to the Bank Term Sheet for which a security interest can be perfected by delivering such stock certificates. The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.”

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2. Syndication. The Lead Arranger reserves the right, prior to or after execution of the Financing Documentation for the Term Loan Facility, to syndicate all or part of the Commitment Party’s commitment for the Term Loan Facility to one or more financial institutions or institutional lenders in consultation with you. Notwithstanding the Lead Arranger’s right to syndicate the Term Loan Facility and receive commitments with respect thereto, the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the initial funding under the Term Loan Facility; provided that the commitment of the Commitment Party hereunder in respect of the Term Loan Facility shall be reduced as and when commitments are received from the Joint Bookrunner or its affiliates in respect of the Term Loan Facility. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Party agrees that completion of such syndications is not a condition to its commitments hereunder.

The Lead Arranger intends to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to, and to use commercially reasonable efforts to cause the Target to, actively assist the Lead Arranger in achieving a syndication in respect of the Term Loan Facility that is reasonably satisfactory to the Lead Arranger. Such syndication will be accomplished by a variety of means, including (to the extent possible after using the efforts described in the preceding sentence) direct contact during the syndication for the Term Loan Facility between senior management and advisors of the Target and the proposed syndicate members for the Term Loan Facility (such members being referred to as the “Lenders”). The Lead Arranger will manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arranger pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Term Loan Facility among the Lenders.

To assist the Commitment Party in its syndication efforts, you hereby covenant and agree:

(a) to provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arranger and the other relevant syndicate members upon request with all information reasonably requested by the Lead Arranger on behalf or at the direction of the Borrower, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or its subsidiaries or your or their respective advisors;

(b) to assist the Lead Arranger in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger, to be used in connection with the syndication of the Term Loan Facility;

(c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;

(d) to obtain, prior to the Closing Date, corporate credit or family ratings of the Borrower after giving effect to the Transactions (“CCR/CFR”) and ratings for the Term Loan Facility (the “Facility Rating”), in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (CCR/CFR, together with the Facility Rating, collectively, the “Ratings”); provided, that we agree that obtaining any particular rating is not a condition to our commitments hereunder;

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(e) to otherwise assist the Lead Arranger in its syndication efforts, including by making available your officers, representatives and advisors and using your commercially reasonable efforts to make available the Target’s officers, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower and the Target at one or more meetings of Lenders; and

(f) prior to and until the completion of a Successful Syndication (as defined in the Fee Letter), there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower, the Target or any of their respective subsidiaries or affiliates being discussed, attempted, offered, placed or arranged, including renewals or refinancing of any existing debt if, in the reasonable judgment of the Lead Arranger, such action, issuance or refinancing could reasonably be expected to be adverse to the syndication of the Term Loan Facility (it being understood that this condition shall survive the Closing Date as a covenant until the completion of a Successful Syndication); provided that the Borrower shall be permitted to place or arrange the Revolving Credit Facility (as defined in the Bank Term Sheet) if such placement or arrangement is managed by the Commitment Party.

3. Information. You represent and warrant (which representation and warranty with respect to Information and Projections relating to the Target, its subsidiaries and their business is made to your knowledge) that (a) all information (other than the Projections referred to below, other forward-looking information and information of a general economic or industry-specific nature) that has been or will hereafter be made available by or on behalf of you, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Party or any of its affiliates, agents or representatives or to any Lender is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and after giving effect to all updates of the Information provided to the Commitment Party or any of its affiliates, agents or representatives or to any Lender from time to time and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Party or any of its affiliates, agents or representatives or to any Lender in connection with the Transactions have been or will be prepared in good faith based upon reasonable assumptions at the time such Projections were prepared (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized). You agree that, if at any time prior to the Closing Date any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct at such time. You also agree at any time prior to the Closing Date to promptly advise the Lead Arranger, the Commitment Party and the Lenders of all developments materially affecting the Borrower, the Target, any of their respective subsidiaries or the Transactions (with respect to the Target and its subsidiaries, of which you have knowledge). You agree that, in issuing the commitments hereunder and in arranging and syndicating the Term Loan Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

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You agree that the Lead Arranger may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Lead Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Term Loan Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document provided by you or on your behalf to be disseminated by the Lead Arranger to any Lender or potential Lender in connection with the syndication of the Term Loan Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information (unless, in the case of schedules to the definitive documentation, you promptly notify us otherwise): (i) drafts and final definitive documentation with respect to the Term Loan Facility; (ii) administrative materials prepared by the Lead Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Term Loan Facility.

4. Costs, Expenses and Fees. You agree to pay or reimburse the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party for all reasonable documented out-of-pocket costs and expenses incurred by the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Term Loan Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Financing Documentation and any security arrangements in connection therewith, including without limitation, the fees and disbursements of counsel (provided that such fees and disbursements shall not include fees and disbursements for more than one counsel plus one local counsel in each relevant jurisdiction), regardless of whether any of the Transactions is consummated. You further agree to pay all documented out-of-pocket costs and expenses of the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party and its affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances. The terms of the Fee Letter are an integral part of the Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to the Commitment Party’s commitment hereunder.

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5. Indemnity. You agree to indemnify and hold harmless each of the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Term Loan Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such Proceeding effected without your prior written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability as set forth herein by reason of such settlement or judgment. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Term Loan Facility or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Target, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Term Loan Facility or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct, and it is further agreed that the Commitment Party shall have liability only to you (as opposed to any other person).

You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees and advisors and the directors, officers, employees and advisors of the Target, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions; provided that only a redacted version of the Fee Letter removing all proprietary information may be disclosed to directors, officers and advisors of the Target, (ii) the Joint Bookrunner and its affiliates, directors, officers, employees and advisors, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions and (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law.

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We and our respective affiliates shall use all nonpublic information received by us in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any such person from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case such person shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such person or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such person (collectively, “Representatives”) who need to know such information and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such person shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such person, its affiliates or Representatives in breach of this Commitment Letter and (h) to the extent the Borrower shall have consented to such disclosure in writing; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such person or customary market standards for dissemination of such type of information. The provisions of this paragraph shall terminate on the first anniversary of the date hereof or shall otherwise be superceded by the terms of the Financing Documentation.

7. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Party and each other Lender.

8. Governing Law etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to such person shall be effective service of process for any suit, action or proceeding relating to any such dispute. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any party hereto to serve legal process in any other manner permitted by law.

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9. Other Activities; No Fiduciary Relationship; Other Terms.

As you know, MSSF is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, MSSF or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. MSSF or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party and their respective affiliates may have economic interests that conflict with those of the Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours. You agree that the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party on the one hand and the Target or the Borrower, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party, on the one hand, the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party is acting solely as a principal and not as a fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party have not assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the Transactions or the process leading thereto (other than Morgan Stanley & Co. Incorporated’s (“Morgan Stanley”) role as exclusive financial advisor pursuant to that certain Engagement Letter dated as of February 26, 2010 between Morgan Stanley and you, and irrespective of whether the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent or the Commitment Party or any of their respective affiliates had advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.

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You further acknowledge and agree that you and your subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent and the Commitment Party and their respective affiliates do not provide accounting, tax or legal advice. You and your subsidiaries agree that you or they will not claim that the Lead Arranger, the Joint Bookrunner, if any, the Administrative Agent or the Commitment Party or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you or your subsidiaries, in connection with the Transactions or the process leading thereto.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that the Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates. You acknowledge that the Commitment Party may share with any of its affiliates, and such affiliates may share with the Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions. We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

10. Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter, and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on March 29, 2010. Thereafter, the commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Tender Offer; (ii) one hundred and twenty (120) days after the date hereof, if the Financing Documentation shall not have been executed and delivered by all such parties thereto; or (iii) the date of termination or abandonment of the Acquisition Agreement.

This Commitment Letter, and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Party with respect to the Term Loan Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by the Commitment Party or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Section 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter. If the Closing Date occurs and so long as the Financing Documentation is in effect, Section 2 shall survive the execution and delivery of the Financing Documentation for a period ending the earlier of (x) the achievement of a Successful Syndication and (y) sixty (60) days after the Closing Date. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

11

This Commitment Letter replaces and supercedes in its entirety the previous Commitment Letter, dated March 22, 2010, from MSSF to you. All references to the “Commitment Letter” in the Fee Letter shall be deemed to be references to this Commitment Letter.

We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew W. Earls
Name:	Andrew Earls
Title:	Authorized Signatory

Agreed to and accepted as of the date first written above:

INTERSIL CORPORATION

By:	/s/ Jonathan A. Kennedy
Name:	Jonathan A. Kennedy
Title:	SVP, CFO

12

EXHIBIT A

$390,000,000 SENIOR SECURED TERM LOAN FACILITY

SUMMARY OF CERTAIN TERMS AND CONDITIONS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter.

Borrower:	Intersil Corporation (the “Borrower”). Following consummation of the Acquisition, the Borrower will own all of the capital stock of the Target.

Lead Arranger, Sole Bookrunner Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF,” the “Lead Arranger” or the “Administrative Agent”).

Collateral Agent:	Morgan Stanley & Co. Incorporated.

Lenders:	MSSF and a syndicate of financial institutions and institutional lenders arranged by the Lead Arranger in consultation with the Borrower (the “Lenders”).

Guarantors:	All obligations under the Term Loan Facility and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, any Lender, or any affiliates of the foregoing shall be fully and unconditionally guaranteed by each of the Borrower’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries other than any Immaterial Subsidiary (each such subsidiary, a “Subsidiary Guarantor” and, collectively, the “Guarantors”).

“Immaterial Subsidiary” means each subsidiary of the Borrower which accounts for not more than 2.5% of the consolidated gross revenues or the consolidated assets of the Borrower and its subsidiaries (provided that all subsidiaries that constitute Immaterial Subsidiaries shall not, in the aggregate, account for more than 7.5% of consolidated gross revenues or consolidated assets).

Facility:	A term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $390,000,000.

Maturity and Amortization:	The Term Loan Facility shall mature on the sixth anniversary of the Closing Date (the “Term Maturity Date”). The loans under the Term Loan Facility (the “Term Loans”) shall amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Term Loan Facility, with the final installment payable on the Term Maturity Date.

Purpose and Availability:	Upon satisfaction or waiver of the conditions precedent to drawing to be specified in the Financing Documentation, the full amount of the Term Loan Facility shall be available either (a) in a single borrowing on the Closing Date or (b) in an amount required to consummate the Tender Offer and the Refinancing on the Closing Date, with the remainder to be borrowed on the Merger Closing Date.

Collateral:	The Term Loan Facility, all interest rate protection and other hedging arrangements entered into with the Administrative Agent, any Lender, or any affiliates of the foregoing will be secured by a valid and perfected first priority lien and security interest in all of the following, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”):

(a)     All equity interests of (or other ownership interests in), and intercompany debt of, the Borrower’s direct and indirect subsidiaries, except, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in adverse tax consequences (for the avoidance of doubt, no pledge of the equity of (or other ownership interests in) a foreign subsidiary shall be required except for the pledge of 65% of the voting equity interests of a first tier foreign subsidiary and no pledge of intercompany debt owed to a foreign subsidiary shall be pledged hereunder);

(b)     All present and future tangible and intangible assets of the Borrower and the Guarantors including but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real property, fixtures, deposit accounts, general intangibles, intercompany debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property and cash, wherever located; and

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except “permitted liens” under the Financing Documentation and subject to other exceptions to be agreed upon. Assets may be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent reasonably determines in writing that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby. Without limiting the foregoing and notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) fee owned real properties with a value of less than $5,000,000 (with any required mortgages being permitted to be delivered post-closing), and all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent constituting supporting obligations or proceeds) and commercial tort claims below an amount to be agreed, and (iii) pledges and security interests prohibited by law or contract (including by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law or to the extent such pledges and security interests are not permitted pursuant to the Federal Assignment of Claims Act). For the avoidance of doubt, no pledge on any stock, or lien on any assets, of Target or any of its subsidiaries shall be granted until 100% of the Target’s stock is owned by Borrower.

Interest:	At the Borrower’s option, the Term Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (iii) LIBOR for an interest period of one-month beginning on such day plus 1%; provided that the Base Rate shall be deemed to be not less than 2.75% per annum.

Base Rate borrowings will be in minimum amounts to be agreed upon and will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the earlier of the completion of a Successful Syndication or sixty (60) days after the Closing Date, the interest period shall be one month and (ii) LIBOR shall be deemed to be not less than 1.75% per annum. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

C. Interest Margins

The Interest Margins with respect to the Term Loan Facility will be determined in accordance with the CCR/CFR ratings based grid set forth below (which rate shall be determined on the Closing Date and apply at all times thereafter).

CCR/CFR Rating	Base Rate Term Loans	LIBOR Term Loans
Ba3/BB- (stable) or better	2.75%	3.75%
B1/B+ or lower	3.00%	4.00%

In the event of split ratings, the interest rate applicable to the lower rating shall apply.

Default Interest:	During the continuance of an event of default or a payment default, at the election of the Administrative Agent or the Required Lenders (as defined below), interest will accrue (a) in the case of principal or interest on any loan at a rate of 2.0% per annum plus the interest rate otherwise applicable to such loan and (b) in the case of any other outstanding amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate Term Loans and, in each case, will be payable on demand; provided, that such applicable rate of interest shall accrue automatically upon a payment default or a bankruptcy or insolvency event.

Upfront Fee/OID:	The loans under the Term Loan Facility shall be issued with upfront fees or original issue discount (“OID”) payable pro rata to the Lenders thereunder equal to 1.00% of the aggregate principal amount thereof payable to such Lenders out of the proceeds of Term Loans funded on the Closing Date or the Merger Closing Date (if a borrowing is made on such date).

Ticking Fee:	1.00% per annum for the period from the Closing Date to and including the Merger Closing Date on the unused amount of the commitments under the Term Loan Facility (calculated on an actual/360-day basis), payable (i) quarterly in arrears and (ii) on the Merger Closing Date (or, if earlier, the date of termination or expiration of the commitments).

Optional Prepayments:	The Borrower may prepay, in whole or in part, the Term Loan Facility, together with any accrued and unpaid interest, with prior notice but without premium or penalty (other than any breakage or redeployment costs) and in minimum amounts to be agreed.

Mandatory Prepayments:	The Term Loan Facility shall be prepaid in an amount equal to: (a) 100% of the net cash proceeds from the sale or other disposition of all or any part of the assets of the Borrower or any of its subsidiaries after the Closing Date other than sales of inventory in the ordinary course of business and other exceptions to be agreed and other than amounts reinvested in assets to be used in the Borrower’s business within 12 months of such disposition (or if committed to be reinvested within such 12 months, reinvested within 6 months of such commitment), (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed, (c) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or disqualified stock after the Closing Date (other than debt permitted to be incurred under the Financing Documentation) and (d) 50% of excess cash flow (to be defined in a manner to be agreed) of the Borrower and its subsidiaries commencing with payments in respect of the fiscal year ended December 31, 2010 (excluding the period prior to the Closing Date), subject to stepdowns based on leverage ratios to be agreed; provided that (i) any voluntary prepayments of loans, other than prepayments funded with the proceeds of indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis and (ii) the Borrower will not be required to make a payment under this clause (d) of excess cash flow attributable to foreign subsidiaries if the repatriation of such funds from foreign subsidiaries at any time during the fiscal year in which such payment is due would cause adverse tax consequences to the Borrower (excluding one-time repatriation holidays).

Application of Prepayments:	Prepayments will be applied to scheduled amortization payments (i) in the case of optional prepayments, in direct order to the next four scheduled amortization payments thereof and thereafter to the remaining scheduled amortization payments on a pro rata basis and (ii) in the case of mandatory prepayments, on a pro rata basis.

Incremental Facilities:	The Financing Documentation will permit the Borrower to add one or more incremental term loan to the Term Loan Facility (each, an “Incremental Facility,” and collectively, the “Incremental Facilities”) in an aggregate amount of up to $50,000,000; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) a first lien leverage ratio to be agreed must be complied with after giving effect to such incurrence and all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Facility shall be no earlier than the Term Maturity Date, (v) the weighted average life to maturity of any Incremental Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facility, (vi) any LIBOR floors or Base Rate floors applicable to any Incremental Facility shall be no higher than the LIBOR floor and Base Rate floor applicable to the Term Loan Facility, (vii) each Incremental Facility will be secured by a pari passu lien on the Collateral securing the Term Loan Facility and (viii) each Incremental Facility shall otherwise be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (iv) above), they shall be reasonably satisfactory to the Administrative Agent. The Borrower shall first seek commitments in respect of any Incremental Facility from existing Lenders (each of whom shall be entitled to agree or decline to participate in its sole discretion) and, thereafter, from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

In addition, the Incremental Facilities may include the Revolving Credit Facility described below under “Negative Covenants” (which shall be in addition to the Incremental Facilities described above).

Conditions Precedent to Initial Funding:	Conditions precedent to initial borrowings under the Term Loan Facility shall be consistent with those customary for similar senior secured bank financings which are set forth in the Commitment Letter and in Exhibit B to the Commitment Letter.

Conditions Precedent to All Extensions of Credit:	Conditions precedent to each borrowing under the Term Loan Facility shall be (a) delivery to the Administrative Agent of a notice of borrowing; (b) after the Closing Date, the absence of any default or event of default at the time of, and after giving effect to, such borrowing; (c) subject to the Certain Funds Provisions in the Commitment Letter, the accuracy in all material respects of the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and after giving effect to, such borrowings; and (d) there being no legal bar to the Lenders making the loan or issuance.

Representations and Warranties:	Representations and warranties applicable to the Borrower and its subsidiaries customary and usual for financings of this kind and otherwise deemed reasonably necessary or appropriate by MSSF, and limited to: corporate existence; corporate power and authority; enforceability of the Financing Documentation; no conflicts with law or contractual obligations; accuracy and completeness of financial statements (including pro forma financial statements); no material adverse change; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; accuracy and completeness of disclosure, absence of undisclosed liabilities; no consents; ownership of property; no liens; intellectual property; Patriot Act and anti-terrorism law compliance; subsidiaries; status as senior debt; no material litigation; inapplicability of the Investment Company Act of 1940; solvency; payment of taxes; no default or event of default; and validity, priority and perfection of the liens on and security interest in the Collateral.

Affirmative Covenants:	Affirmative covenants customary and usual for financings of this kind and otherwise deemed reasonably necessary or appropriate by MSSF, applicable to the Borrower and its subsidiaries, and limited to (subject to thresholds and/or exceptions to be negotiated and reflected in the Financing Documentation): delivery of certified quarterly and audited annual financial statements, accountants’ letters, reports to public shareholders, notices of defaults, litigation and other material events, budgets, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes; maintenance of appropriate and adequate insurance; use of proceeds; preservation of corporate existence and material rights (charter and statutory), franchises, permits, licenses and approvals; visitation and inspection rights; keeping of proper books and records; maintenance of properties; performance of material contracts; further assurances (including, without limitation, with respect to security interests in after-acquired property); commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Term Loan Facility from Moody’s and S&P (but not to maintain a specific rating); consummate the Merger; and, within one hundred and eighty (180) days after the Closing Date, obtaining interest rate protection in form and with parties acceptable to the Administrative Agent for not less than 50% of the Term Loan Facility, and for a period of not less than three years, on terms reasonably satisfactory to the Lenders.

Negative Covenants:	Negative covenants customary and usual for financings of this kind and otherwise deemed reasonably necessary or appropriate by MSSF, applicable to the Borrower and its subsidiaries, and limited to (subject to thresholds and/or exceptions to be negotiated and reflected in the Financing Documentation):

1. Limitations on liens and further negative pledges, with exceptions to include (but not be limited to) liens securing debt permitted under 3(a) and 3(d) below and $25,000,000 of other liens.

2. Limitations on sale-leaseback transactions.

3. Limitations on debt (including, without limitation, guaranties and other contingent obligations, and including the subordination of all intercompany indebtedness on terms to be agreed and any prepayment, redemption or repurchase of subordinated debt, with exceptions to include (but not be limited to) (a) $35,000,000 of capital lease obligations, (b) non-speculative hedging obligations, (c) $75,000,000 in debt obligations of acquired persons to the extent such debt was not incurred in contemplation of such acquisition and (d) $75,000,000 of unsecured or second lien indebtedness so long as the Borrower is in pro forma compliance with its financial covenants after giving effect to the incurrence of such indebtedness.

4. Limitations on mergers, consolidations and acquisitions, provided that acquisitions shall be permitted if, among other conditions, (a) no default or event of default exists or would result therefrom, (b) the Borrower would be in pro forma compliance with the financial covenants after giving effect thereto, (c) to the extent such acquired person is a domestic entity, the acquired person becomes a Guarantor of the Borrower’s obligations under the Term Loan Facility and (d) the total consideration (including earn-out obligations and acquired debt) for all such acquisitions shall not exceed $400,000,000, plus an additional $200,000,000 to the extent such additional consideration consists of cash proceeds received in connection with an equity issuance by the Borrower.

5. Limitations on sales, transfers and other dispositions of assets, with exceptions to include (but not be limited to) the transfer of a portion of the real property located in Palm Bay, Florida to the University of Central Florida.

6. Limitations on loans and other investments, with exceptions to include (but not be limited to) $50,000,000 of investments (in addition, among other exceptions, to permitted acquisitions described in clause (4) above and existing investments including auction rate securities).

7. Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments, with exceptions to include (but not be limited to) (a) $2,500,000 per year and $5,000,000 in the aggregate of employee stock repurchases (excluding any employee stock repurchase made with equity proceeds), (b) cash dividends of $70,000,000 for the 2010 fiscal year and $75,000,000 per fiscal year thereafter to the holders of the Borrower’s common stock so long as, after giving pro forma effect to such dividend, the aggregate amount of cash and cash equivalents held by the Borrower and its direct or indirect subsidiaries is at least $100,000,000 and (c) restricted payments in an amount equal to 50% of consolidated net income (with deductions to be agreed), in each case so long as no default or event of default exists or would result therefrom and the Borrower is in pro forma compliance with its financial covenants after giving effect to such distribution or repurchase.

8. Limitations on restrictions affecting subsidiaries to pay dividends, make distributions, make loans, transfer assets or enter into agreements with negative pledge clauses.

9. Limitations on transactions with affiliates on a non-arms length basis.

10. Limitations on issuances of disqualified capital stock.

11. No change in (a) the nature of their business, (b) accounting policies or independent accountants (other than to any “Top 6” firm or other firm reasonably acceptable to the Administrative Agent) or (c) fiscal year.

12. Limitations on amending or prepaying junior debt.

13. No modification or waiver charter documents of the Borrower and its subsidiaries in a manner materially adverse to the Lenders.

In addition, prior to or following the Closing Date, the Borrower may incur a revolving credit facility (the “Revolving Credit Facility”) that may (a) be in aggregate principal amount not to exceed $75,000,000, (b) be guaranteed by the Guarantors, (c) be secured by a pari passu lien on the Collateral, (d) have a maturity date no later than 3.5 years after the Closing Date, and (e) otherwise be on terms and conditions reasonably satisfactory to the Lead Arranger. Neither the Lead Arranger nor any of its affiliates shall have any obligation to provide or arrange the Revolving Credit Facility and that any agreement to do so will be evidenced by a separate written letter between the Lead Arranger or its affiliates and you.

Financial Covenants:	Financial covenants applicable to the Borrower and its subsidiaries, consisting of (in each case, to be defined):

• maintenance of a maximum leverage ratio (debt to EBITDA); and

• maintenance of a minimum fixed charge coverage ratio (EBITDA to fixed charges).

The financial covenants will initially be set using an approximately 25% cushion in EBITDA from the base case model provided to the Lead Arranger by the Borrower prior to the date of the Commitment Letter and will be calculated on a consolidated basis for the Borrower for each consecutive four fiscal quarter period. The financial covenants will be tested at the end of each fiscal quarter for the prior four fiscal quarter period.

Events of Default:	Events of default customary and usual for financings of this kind and otherwise deemed reasonably necessary or appropriate by MSSF (subject ,where appropriate, to thresholds and grace periods to be negotiated and reflected in the Financing Documentation), and limited to: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties (in any material respect) or covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity of lien on the Collateral, security documents, guarantees or subordination provisions (of subordinated debt); change of control; and customary ERISA defaults.

Expenses and Indemnity:	The Borrower shall pay or reimburse all reasonable documented out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Collateral Agent incurred in connection with the syndication of the Term Loan Facility and with the preparation, negotiation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the Financing Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel (provided that such fees and disbursements shall not include fees and disbursements for more than one counsel plus one local counsel in each relevant jurisdiction). You further agree to pay all documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies under the Financing Documentation.

The Borrower will indemnify the Lenders, the Lead Arranger, the Administrative Agent, the Collateral Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Term Loan Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred primarily from the gross negligence, bad faith or willful misconduct of such person.

Defaulting Lenders:	The Financing Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights, rights to receive certain fees, and the termination or assignment of commitments or loans of such Lenders).

Waivers and Amendments:	Amendments and waivers of the provisions of the Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Term Loan Facility; provided that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees (other than the waiver of default interest); (iii) extensions of scheduled amortization or the final maturity date and (iv) releases of all or substantially all of the Collateral or the guarantees; (b) the consent of all of the Lenders shall be required with respect to (i) modification of the voting percentages (or any of the applicable definitions related thereto) and (ii) modifications to the pro rata provisions and (c) consent of the Lenders holding not less than a majority of any class of loans under the Term Loan Facility shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects another class.

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Term Loan Facility. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and the Borrower (such consent not to be unreasonably withheld by the Borrower); provided that no consent of the Borrower shall be required (i) for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) during the continuance of an event of default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Term Loan Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Term Loan Facility (except as to certain basic issues).

Yield Protection, Taxes and Other Deductions:	The Financing Documentation will contain customary provisions for facilities of this kind, and limited to, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality, requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of a Lender’s applicable lending office). The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes.

Governing Law:	The State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Financing Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead Arranger and Administrative Agent:	Skadden, Arps, Slate, Meagher & Flom LLP.

EXHIBIT B

CONDITIONS PRECEDENT

$390,000,000 SENIOR SECURED TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

1. Conditions Applicable to the Term Loan Facility. The commitments of the Lenders in respect of the Term Loan Facility and the closing and the initial extension of credit thereunder will be subject to satisfaction of the conditions precedent set forth below:

(a) Consummation of the Tender Offer. The Lead Arranger shall have reviewed, and be reasonably satisfied with, the final structure, terms and conditions and documentation relating to the Acquisition, including the Acquisition Agreement (collectively, the “Acquisition Documents”), and the Transactions (it being understood that the Lead Arranger is satisfied with the draft acquisition agreement dated March 22, 2010). The Tender Offer shall be consummated concurrently with the initial funding of the Term Loan Facility in compliance with applicable law and in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price or waiver of termination fees) in a manner that is material and adverse to the Lenders unless consented to by the Lead Arranger. Immediately following the Closing Date, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than as set forth in the Commitment Letter or in existence on the date of the Commitment Letter (including the Revolving Credit Facility described therein) and previously disclosed to the Lead Arranger (other than the Borrower’s Existing Revolving Credit Facility (as defined below)) and other indebtedness reasonably acceptable to the Lead Arranger, and no default shall exist under any material existing indebtedness for borrowed money of the Borrower or any of its subsidiaries. The Administrative Agent shall have received satisfactory evidence of repayment of any indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Financing Documentation. “Existing Revolving Credit Facility” means that certain Credit Agreement, dated as of October 17, 2008, among the Borrower, Bank of America N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto.

(b) Consents/Compliance with Laws. The Borrower and its subsidiaries and the transactions contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable U.S., foreign, federal, state and local laws and regulations. All necessary governmental authorities and third parties with material consent or approval rights shall have consented to or approved the Transactions and such consents or approvals shall be effective.

(c) Fees and Expenses. The Borrower shall have complied with all of their obligations under, and the terms of, the Fee Letter. All accrued costs, fees and expenses (including legal fees and expenses to the extent invoiced) and other compensation payable to the Administrative Agent, the Lead Arranger and the Lenders shall have been paid to the extent due.

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(d) Financial Statements; Pro Formas. The Lead Arranger shall have reviewed and be reasonably satisfied with (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Target for each of the 2007, 2008 and 2009 fiscal years (the “Audited Financial Statements”), (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the 2010 fiscal year ending more than 45 days prior to the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of each of Borrower and the Target for such fiscal quarter, for the period elapsed from the beginning of the 2010 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (iii) a pro forma consolidated balance sheet and related statements of income for the Borrower, for the latest four-quarter period ended with the latest period covered by the Unaudited Financial Statements required by clause (ii) after giving effect to the Transactions and (iv) forecasts of the financial performance of the Borrower and its subsidiaries (x) on an annual basis, through the Term Maturity Date and (y) on a quarterly basis, through the first year following the Closing Date. The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States and shall not be inconsistent in a materially adverse manner with the financial statements or forecasts previously provided to the Lead Arranger.

(e) Patriot Act. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(f) Miscellaneous Closing Conditions. The Lead Arranger shall have received customary opinions of counsel for the Borrower and the Guarantors and of local counsel (if necessary), as the case may be, and customary corporate resolutions, certificates and closing documentation (including, but not limited to, a solvency certificate from the Chief Financial Officer of the Borrower in form and substance reasonably satisfactory to the Lead Arranger).

(g) Collateral. (i) The Collateral Agent shall have a perfected, first priority security interest in and lien on the Collateral as set forth in the Bank Term Sheet under the heading “Collateral”, (ii) all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made, and (iii) all filings and recording fees and taxes shall have been duly paid, in each case subject to the applicable Certain Funds Provisions. The Lead Arranger have received the results of recent lien searches in each relevant jurisdiction with respect to the Borrower, the Target and the other Guarantors, and such search results shall reveal no liens on any assets of the Borrower, the Target and the other Guarantors except for customary permitted liens and liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lead Arranger. The Lead Arranger shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower, the Target and the other Guarantors, and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower, the Target and the other Guarantors forming part of the Collateral. For the avoidance of doubt, no pledge on any stock, or lien on any assets, of Target or any of its subsidiaries shall be granted until 100% of the Target’s stock is owned by Borrower.

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